CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Matthews Asian Funds and to the use of our report dated February 12, 2007 on the 2006 financial statements and financial highlights of the Matthews Pacific Tiger Fund, Matthews Asian Growth and Income Fund, Matthews Korea Fund, Matthews China Fund, Matthews Japan Fund, Matthews Asian Technology Fund, Matthew Asia Pacific Fund, Matthews India Fund and Matthews Asia Pacific Equity Income Fund. Such financial statements and financial highlights are incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 25, 2007